Exhibit 99.1

Sevion Therapeutics Inc. and Eloxx Pharmaceuticals Ltd Announce the Entering into of an Acquisition Transaction

Combined company to advance Eloxx first in class compounds targeting genetic diseases caused by non-sense mutations

San Diego, CA and Rehovot, Israel – June 2, 2017 - Sevion Therapeutics, Inc., (OTCQB: SVON) and Eloxx Pharmaceuticals Ltd., a clinical stage company developing therapeutics for genetic diseases caused by non-sense mutations, announced today the signing of a definitive agreement on May 31, 2017 for an acquisition transaction. Under the terms of the agreement, Eloxx will become a wholly owned subsidiary of Sevion.  Upon completion of the transaction, Sevion will change its name to Eloxx Pharmaceuticals, Inc. and intends to apply to have its shares listed for trading on NASDAQ.

Under the terms of the agreement, Eloxx shareholders will receive shares of Sevion’s common stock reflecting approximately 70% of Sevion’s issued and outstanding share capital, subject to further adjustment. The parties expect to raise at least $24 million in private equity investment rounds as a condition prior to consummation of the acquisition transaction.  “The transaction with Sevion positions Eloxx to become a leading rare disease company with sufficient capital to advance its pipeline of first-in-class small molecule therapeutics through significant value-creating events,” commented Dr. Silvia Noiman, CEO of Eloxx.  “We plan to initiate multiple clinical studies for ELX-02, our lead development candidate. Importantly, we anticipate achieving substantial clinical milestones over the course of 2017 and 2018 particularly in our lead clinical programs in cystic fibrosis and cystinosis patients carrying non-sense mutations. ELX-02 has shown pharmacological, pharmacodynamic and physiological effects in several animal models of genetic disease cause by non-sense mutations including Cystic Fibrosis (CF) , Cystinosis, Duchene Muscular Dystrophy (DMD), Rett syndrome and mucoplysaccharidose type I (MPS I).”

“We are enthusiastic by the breadth of Eloxx’ technology and pipeline, the quality of the management team and the prospects for Eloxx’ products and technology, particularly its lead compound for the treatment of cystic fibrosis and cystinosis patients carrying non-sense mutations,” said Dr. Phillip Frost.   “Based upon its unique capabilities to restore full-length functional proteins in genetic diseases, we expect that Eloxx will establish itself over the coming years as an innovative leader in the development of therapeutics to treat a variety of rare and ultra-rare genetic diseases.”

The executive team of Eloxx Pharmaceuticals will manage the combined Sevion-Eloxx entity, which will be based out of Eloxx Pharmaceuticals’ current corporate offices in Waltham, Massachusetts and Rehovot, Israel.  The combined entity’s leadership team will consist of Dr. Silvia Noiman, who will serve as Chief Executive Officer; and Dr. Pedro Huertas as Chief Medical Officer.

The respective Boards of Directors of both companies have approved the proposed transaction.  Shareholders of Eloxx Pharmaceuticals, including Pontifax and Mr. Gilad Shabtai, who hold in the aggregate approximately 81% of its voting shares to date have entered into agreements in support of the proposed transaction. While these agreements assure the approval of the transaction, all Eloxx Pharmaceuticals shareholders will be asked to vote on the transaction at a meeting of shareholders to be held shortly following signing of the agreement for the acquisition.   The transaction is expected to close on or before December 31, 2017, subject to shareholder approval and other customary closing conditions which are set forth in the agreement for the contemplated acquisition. Sevion will file a Current Report on Form 8-K within four (4) trading days of signing the agreement.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals is a clinical stage company developing first in class therapeutics for the treatment of genetic disease caused by non-sense mutations. Eloxx was co-founded by Dr. Silvia Noiman and Pontifax, a leading VC in the Life Sciences arena. Eloxx technology is originated from the Technion – Israel Institute of Technology in Haifa, Israel, and results from a research lead by Prof. Timor Baasov. The technology is licensed from the Technion through its technology transfer company, Technion Research and Development Foundation Ltd. Approximately 3-4% of newborns manifest a genetic disease or major birth defect, and about 12% of all mutations reported are caused by nonsense mutation. Non-sense mutations introduce premature stop codons in the reading frame of a gene. When the mutated sequence is translated into a protein, the resulting protein is incomplete and shorter than normal. Consequently, most nonsense mutations result in nonfunctional proteins. Nonsense mutations account for some of the most severe phenotypes in genetic diseases and often have devastating effects in critical target organs. Eloxx lead compound, ELX-02, provides unique opportunity to potentially be the first disease-modifying therapy for treatment of these set of devastating diseases, for which there are no effective treatments.

About ELX-02

ELX-02 is a translation read-through inducing drug (TRID). Read-through therapy is a treatment strategy for genetic diseases caused by nonsense mutations to increase translation and restoring activity of the mutated proteins.

ELX-02 is a designer aminoglycoside with unique pharmacological properties scaffold that has been developed and optimized as a TRID through intensive medicinal chemistry efforts over the past 10 years.

Comprehensive preclinical testing of ELX-02 in rats and dogs and in mouse animal models of disease has been completed. Eloxx completed a monocentric Phase 1a single-ascending-dose study in healthy adult volunteers. The objective of this study is to characterize the safety, tolerability and PK of ELX-02 and collect data to support additional multiple dose studies in normal healthy volunteers and in selected patient populations. Phase 1b multiple ascending dose study (MAD) in healthy volunteers as well as 2 Phase 2 studies in Cystic Fibrosis and Cystinosis patients carrying non-sense mutations, will follow the initial SAD study of ELX-02 .

Nonclinical studies demonstrated that ELX-02 is a potent TRID in several models of genetic disease caused by nonsense mutations. These models include Rett Syndrome, Mucoplysaccharidose type I (MPS I-H), Cystic Fibrosis (CF), Duchene Muscular Dystrophy (DMD) and Cystinosis.

Comprehensive toxicology program in accordance with the ICH guideline M3 (R2) was completed for ELX-02 to support clinical studies.

About Sevion Therapeutics

Sevion Therapeutics is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s antibody technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For Investors:

James Schmidt

Sevion Therapeutics

Tel: (858) 909-0749

info@seviontherapeutics.com

Silvia Noiman, PhD
CEO
Tel: +972-8-850-5664
silvia@eloxxpharma.com

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